Exhibit 99.2

	Three Months Ended		Nine Months Ended
Huntsman International	September 30,		September 30,
	2006 (1)	2005 (1)	2006 (1)	2005 (1)
	(In millions)
Revenues	$2,686.0	$2,587.9	$8,087.7	$8,121.0
Cost of goods sold	2,307.8	2,179.4	6,881.1	6,757.7

Gross profit	378.2	408.5	1,206.6	1,363.3
Operating expenses	217.8	190.5	521.5	598.7
Restructuring, impairment and plant closing costs	3.5	66.6	20.0	91.6

Operating income	156.9	151.4	665.1	673.0

Interest expense, net	(84.6)	(102.7)	(268.3)	(339.5)
Loss on accounts receivable securitization program	(4.0)	(2.8)	(10.8)	(7.5)
Equity in income of unconsolidated affiliates	0.5	1.8	2.6	7.0
Loss on early extinguishment of debt	(18.1)	(45.3)	(18.1)	(121.3)
Other income (expense)	1.2	(2.2)	1.3	(3.3)

Income from continuing operations before income taxes and minority interest	51.9	0.2	371.8	208.4

Income tax expense	21.3	(12.0)	(58.2)	(42.9)
Minority interests in subsidiaries’ (income) loss	(0.4)	(1.6)	(1.1)	(1.5)
Income from continuing operations	72.8	(13.4)	312.5	164.0

(Loss) income from discontinued operations, net of tax	(140.4)	(14.5)	(138.3)	30.7
Extraordinary gain on the acquisition of a business, net of tax of nil(2)	8.9	—	55.0	—
Cumulative effect of change in accounting principle, net of tax of $1.5	—	—	—	4.2
Net (loss) income	(58.7)	(27.9)	229.2	198.9

Interest expense, net	84.6	102.7	268.3	339.5
Income tax (benefit) expense from continuing operations	(21.3)	12.0	58.2	42.9
Income tax expense (benefit) from discontinued and cumulative effect of change in accounting principle	11.3	(5.8)	10.6	33.4
Depreciation and amortization	112.0	116.7	332.9	352.8
EBITDA (3)	$127.9	$197.7	$899.2	$967.5

Notes:

(1)             On September 27, 2006, we entered into a Sale and Purchase Agreement with SABIC (UK) Petrochemicals Holdings Limited to sell all of the outstanding equity interests of Huntsman Petrochemicals (UK) Limited for an aggregate purchase price of $700 million in cash plus the assumption by the purchaser of approximately $126 million in unfunded pension liabilities. Therefore, beginning on September 30, 2006, the results of operations of our European base chemicals and polymers business have been classified as discontinued operations in our financial statements in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(2)             On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain recorded for the nine months ended September 30, 2006 was $55.0 million of which taxes were not applicable because the gain was recorded in purchase accounting.

(3)             EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by GAAP. Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

                           We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA.

The following table sets forth certain items of (expense) income included in EBITDA (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Loss on early extinguishment of debt	$(18.1)	$(45.2)	$(18.1)	$(121.2)
Loss on accounts receivable securitization program	(4.0)	(2.8)	(10.8)	(7.5)
Loss on discontinued operations	(113.4)	(5.6)	(82.2)	107.4
Cumulative effect of change in accounting principle	—	—	—	5.7
Gain on sale of business/assets	0.8	—	93.2	—
Recoveries of property losses	—	—	8.8	—
Extraordinary gain on the acquisition of business	9.0	—	55.1	—

Restructuring, impairment and plant closing (costs) credits:
Polyurethanes	—	(0.9)	2.2	(5.0)
Materials and Effects	(1.4)	—	(3.4)	0.6
Performance Products	(1.1)	(5.3)	(0.7)	(6.6)
Pigments	0.2	(9.6)	(2.4)	(26.9)
Polymers	(0.7)	(48.4)	(5.0)	(51.3)
Base Chemicals - Port Arthur outage	—	—	(9.4)	—
Base Chemicals - other	(0.3)	(2.4)	(1.1)	(2.4)
Corporate and other	(0.2)	—	(0.2)	—
Total restructuring, impairment and plant closing costs	(3.5)	(66.6)	(20.0)	(91.6)
Total	$(129.2)	$(120.2)	$26.0	$(107.2)

Segment Analysis

The following tables set forth revenues and EBITDA for each of our operating segments (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Polyurethanes	$885.4	$835.3	$2,619.6	$2,609.9
Materials and Effects	551.1	289.5	1,179.0	911.5
Performance Products	468.6	462.4	1,479.0	1,517.4
Pigments	278.3	256.6	813.1	787.5
Polymers	456.5	427.5	1,349.7	1,249.3
Base Chemicals	150.7	458.8	1,062.4	1,478.9
Eliminations	(104.6)	(142.2)	(415.1)	(433.5)
Total	$2,686.0	$2,587.9	$8,087.7	$8,121.0

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Segment EBITDA:
Polyurethanes	$134.9	$193.7	$474.6	$535.0
Materials and Effects	45.5	41.3	114.3	135.5
Performance Products	35.7	25.5	155.0	158.0
Pigments	26.3	22.6	91.4	86.5
Polymers	32.1	(5.8)	99.0	71.6
Base Chemicals	(114.9)	8.9	47.1	252.0
Corporate and other	(31.7)	(88.5)	(82.2)	(271.1)
Total	$127.9	$197.7	$899.2	$967.5

MDI sales volumes increased as a result of continued strong demand in all geographic markets, particularly in Asia, partially offset by a decrease in MDI average selling prices due to new industry capacity.  The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower MTBE margins and lower margins due to higher raw material costs. MTBE selling prices decreased sharply due to changes in U.S. legislation and reduced U.S. demand.

Stronger demand in our coatings, construction and adhesives business unit and in our power and electronics business unit led to an increase in advanced materials sales volume, while the acquisition of textile effects business on June 30, 2006, also resulted in higher volumes. The increase in EBITDA in the Materials and Effects segment was primarily due to the acquisition of the textile effects business on June 30, 2006.  The textile effects business contributed $6.8 million in EBITDA for the three months ended September 30, 2006, while the advanced materials business EBITDA decreased $2.6 million compared to the same period in 2005.  The decrease in EBITDA in the advanced materials business was primarily due to higher SG&A and other business support costs.

Performance Products average selling prices increased in response to higher raw material and energy costs and strong market conditions for our performance specialties products.  Sales volumes decreased primarily due to reduced sales of ethylene glycols and certain surfactants.  The increase in EBITDA in the Performance Products segment was primarily due to an accrual for the expected receipt of $6.0 million in the 2006 period of insurance proceeds related to property damage incurred as a result of the U.S. Gulf Coast storms of 2005, and lower restructuring expenses.

Pigments segment average selling prices increased primarily in Europe and the Asia Pacific regions due to stronger demand and higher industry utilization rates.  Sales volumes increased primarily due to stronger demand in Europe.  The increase in EBITDA in the Pigments segment was primarily the result of a decrease in restructuring, impairment and plant closing costs, partially offset by higher raw material and manufacturing costs.

Polymers segment average selling prices increased in response to higher raw material and energy costs.  Sales volumes decreased primarily due to reduced customer demand for polyethylene and polypropylene.  The increase in EBITDA in the Polymers segment was primarily the result of a decrease in restructuring, impairment and plant closing costs.  In addition, margins were lower in polypropylene and expandable polystyrene as raw material price increases outpaced increases in average selling prices.

Base Chemicals segment volumes decreased due to lower sales volumes resulting from the outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE business assets.  The decrease in EBITDA in the Base Chemicals segment was primarily the result of the $161.2 million asset impairment recorded in discontinued operations related to the pending sale of our European Base Chemicals and Polymers business and an estimated $66 million net negative impact due to business interruption related to the outage at the Port Arthur, Texas olefins facility.

Corporate and other items include unallocated corporate overhead, loss on the sale of accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, other non-operating income and expense, minority interest, unallocated restructuring and reorganization costs, extraordinary gain on the acquisition of a business, and the cumulative effect of change in accounting principle.  In the third quarter of 2006, the total of these items improved. The improvement primarily resulted from a decrease in expenses related to the loss on early extinguishment of debt, an increase in unallocated foreign currency gains and an extraordinary gain related to the acquisition of our textile effects business.